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                                 EXHIBIT 99.0

                          PRESS RELEASE RELATING TO
                        REORGANIZATION AGREEMENT AND
                   THE TRANSACTIONS CONTEMPLATED THEREBY

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FOR IMMEDIATE RELEASE:





Contact:  Patrick Hartman                   Contact:  Susan Monsoor
          Chief Financial Officer                     Vice President/
          CU BANCORP                                  Corporate Secretary
          (818) 907-9122                            HOME INTERSTATE BANCORP
                                                      (818) 986-9691

             CU BANCORP AND HOME INTERSTATE BANCORP AGREE TO MERGER

Encino and Signal Hill, California, January 10, 1996 - CU Bancorp (Nasdaq;CUBN), the holding company for California United Bank, N.A. (CUB), and Home Interstate Bancorp (HISB), the holding company for Home Bank (Home), announced today that they have signed a definitive agreement to create the 9th largest Southern California independent bank, with assets in excess of $810 million through a merger of the two companies and banks.

The transaction will combine the commercial and business banking focus of CUB with the retail and small business orientation of Home, under the management of current CU Bancorp Chairman and CEO, Stephen G. Carpenter as Chairman and CEO, current Home Interstate Bancorp President and CEO James P. Staes as Vice Chairman, and current CU Bancorp President David I. Rainer as President. The combined company, with 22 locations serving Ventura, Los Angeles and Orange counties, will have equity of approximately $85 million, and the common stock will trade on the Nasdaq National Market.

The merger, subject to shareholder and regulatory approvals, will provide for Home Interstate Bancorp shareholders to receive approximately 1.409 shares of CU Bancorp stock for each share of Home Interstate Bancorp in a tax-free exchange, accounted for using pooling accounting. The exchange of stock is expected to result in Home Interstate Bancorp shareholders owning approximately 52% of the combined company and CU Bancorp shareholders owning approximately 48%.

CUB offers a full range of commercial and personal banking products and services to middle market businesses, the entertainment industry and individuals from offices located in Ventura County (Camarillo,) Encino, Westwood, City of Industry and the South Bay (Gardena). Earlier this week, CUB announced that it had received all regulatory and shareholder approvals necessary to complete its acquisition of the $69 million asset Santa Ana-based Corporate Bank, with branches in Santa Ana and Anaheim. The company expects to complete the acquisition during the coming week.


                                     -more-

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Home delivers retail and business banking form its principal office in Signal
Hill and 14 other branches located in the Southern Los Angeles and Northern Orange county area. Home was established in 1950, and a member of the founding family is expected to serve on the board of the combined companies. The successor board of directors, which will be comprised of five members from each current board, and the remainder of the company's management team, have not yet been determined.

In a joint statement, Carpenter and Staes said, "In the current banking environment the long-term future of community bank lies in their ability to forge strategic alliances with strong partners who hold the same vision of the future. Both CUB and Home share a belief that a high quality independent banking plays a vital role in the economy and our banks have individually demonstrated their ability to expertly serve the retail and business banking communities with hands-on, personalized customer service. Given that foundation, we are convinced that our allied organization will be in a position to deliver Southern California customers a powerful combination of superior business and retail banking."

"The union of Home and CUB is a timely, outstanding move for both companies," Staes said. "Our profitable, strategically located retail branch network and CUB's highly successful commercial banking business are extremely well matched with each bringing valuable benefits to this union. Home will benefit from CUB's demonstrated growth, quality assets and premier loan origination expertise, and CUB will enjoy Home's excellent deposit gathering capability, lower costs of funds and balance sheet liquidity. Our customers will benefit from additional convenience and a broadened menu of products and services. If ever there were a 'win-win' combination of two financial service companies, this is it."

"At CUB we see this strategic partnership as a further step in our growth strategy," stated Carpenter. "We have consistently indicated our desire to enter new geographic areas within our target markets and to enhance our deposit gathering franchise by combining with companies whose performance, customer base and corporate culture complement those of CUB. This alliance with Home achieves those objectives, benefiting our shareholders and customers."

CU Bancorp had year to date net income at September 30, 1995, of $2.1 million, or $0.44 per share and assets of $311 million. Shareholders' equity totaled $32.1 million, or $6.92 per share. At the end of third quarter 1995, Home Interstate Bancorp reported year to date net income of $2.6 million, or $0.65 per share and total assets of $425 million. Shareholders' equity totaled $50.0 million, or $12.44 per share.